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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Contact:
--------
Anthony J. Kirincic, President
Kirlin Holding Corp.
(800) 899-9400 ext. 183
akirinci@kirlin.com
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             Kirlin Reports Full Year Diluted EPS of $1.73 per share
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Syosset, New York, March 30, 2004. - Kirlin Holding Corp. (Nasdaq: KILN ) today announced financial results for the year ended December 31, 2003. The Company reported net income of $3,797,084, or $1.73 per share (diluted), for the year ended December 31, 2003, compared to a net loss of ($8,802,638) or ($5.17) per share (diluted) for 2002. The Company reported revenue of $26,452,482 for the year ended December 31, 2003 as compared to $21,362,180 for 2002, an increase of 23.8% from the comparable period last year.

"Our 2003 financial results reflect a significant improvement in both revenue growth and cost containment", stated David O. Lindner, CEO of Kirlin Holding Corp. "We reported our second best net income in history and continue to look at ways to expand our product offerings and services to our clients. Being positioned as a regional brokerage firm offers Kirlin the ability to offer better, more personal one on one service to our clients whether they are retail or corporate. The consolidation in the banking and brokerage industry has created a lot of unhappy customers and employees and we believe the service offered by the regional broker-dealer is far superior to what the large national firms offer their clients and brokers."

During the fourth quarter of 2003, the Company accrued a $1.25 million dollar charge relating to a proposed settlement with the NASD Department of Enforcement of all pending regulatory matters against the Company's broker-dealer subsidiary. The proposed settlement is subject to formal regulatory approval.


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                                 YEAR ENDED DECEMBER 31,


                                                2003              2002

      Revenues:                             $26,452,482      $ 21,362,180


      Expenses:                             $24,756,175      $ 27,911,639

      Income (loss) before
           taxes and minority interest:     $ 1,696,307      $(6,549,459)

      Taxes benefit (provision):            $ 2,100,777      $(2,139,428)

      Minority interest                     $         -      $  (113,751)

      Net income (loss):                    $ 3,797,084      $(8,802,638)

      Basic EPS (1)                         $      2.36      $     (5.17)

      Diluted EPS (1)                       $      1.73      $     (5.17)

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(1)  In connection with the audit of the Company's consolidated financial statements for the year ended December 31, 2003 it was determined that the earnings per share calculation should be changed in order to exclude nonvested and contingently returnable shares in the Company's restricted and deferred commission plans from the basic earnings per share calculation and a modification of those shares in the calculation of diluted earnings per share. This change resulted in different quarterly and annual basic and diluted earnings per share amounts for prior periods than previously reported.

Kirlin Holding Corp. is a holding company engaged in securities brokerage and trading, investment and merchant banking, and money management through its primary operating subsidiary, Kirlin Securities, Inc. Kirlin Securities is a retail brokerage firm and is a member of the NASD and SIPC.

Certain information contained in this release includes Forward-Looking Statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties, including those set forth in the company's current Annual Report on Form 10-K for the year ended December 31, 2003. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or development.


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